UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  Form 12b-25

                                                Commission File Number 000-50292


                           NOTIFICATION OF LATE FILING

(Check One):      [X]   Form 10-K and 10-KSB    [_] Form 20-F      [_] Form 11-K
                  [_]   Form 10-Q and 10-QSB    [_] Form N-SAR

For Period Ended:          September 30, 2003
                  --------------------------------------

                  [_]     Transition Report on Form 10-K
                  [_]     Transition Report on Form 20-F
                  [_]     Transition Report on Form 11-K
                  [_]     Transition Report on Form 10-Q
                  [_]     Transition Report on Form N-SAR

                  For the Transition Period ended: _________________

                NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY
                      THAT THE COMMISSION HAS VERIFIED ANY
                          INFORMATION CONTAINED HEREIN.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                        PART I - REGISTRANT INFORMATION

                                Wien Group, Inc.
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                            Full Name of Registrant

                                       N/A
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                           Former Name if Applicable

                            525 Washington Boulevard
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            Address of Principal Executive Office (Street & Number)

                             Jersey City, NJ 07310
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                            City, State and Zip Code

PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

         [ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;


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         [X] (b) The  subject  annual  report,  semi-annual  report,  transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                              PART II - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period:

Registrant has been delayed in compiling information and documentation necessary for registrant's independent accountants' financial review. Registrant is working as expeditiously as possible to compile such information and documentation and to deliver it to Registrant's independent accountants for review, completion and filing of Registrant's Form 10-KSB on or before October 15, 2003.

                          PART III - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

     L. Stephen Albright                       (818)         789-0779
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          (Name)                            (Area Code) (Telephone number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[ ] Yes [X] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                WIEN GROUP, INC.
            ---------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: September 30, 2003           By:  /s/ Stephen S. Wien
                                        ----------------------------------------
                                        Stephen S. Wien, Chief Executive Officer


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